DAY, BERRY & HOWARD
                              Three Landmark Square
                            Stanford, CT. 06901-2599
                            Telephone (203) 348-3840


                                  May 13, 1985


Connecticut Daily Tax Free Income Fund, Inc.
100 Park Avenue
New York, New York  10017

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 of shares for a public offering of the Connecticut Daily Tax Free Income Fund, Inc. (the "Fund") you have requested our opinion with respect to the treatment under Connecticut law of "exempt-interest dividends" to be paid by the Fund in accordance with the provisions of Section 852 (b) (5) of the Internal Revenue Code of 1954, as amended (the "Code")

         In rendering our opinion, we have relied on statements made in a registration statement dated May 13, 1985, as filed with the Securities and Exchange Commission (the "Registration Statement") and have not independently verified the facts contained therein. (Capitalized terms not otherwise defined herein have the same meaning as in the Registration Statement.)

         We have also assumed with your consent that the Fund will do the following:

         (1) Take all actions necessary to satisfy the requirements for, and continue to maintain its status as, a Regulated Investment Company under the provisions of Subchapter M of the Code;

         (2) Satisfy the requirements of Section 852(b)(5) of the Code in order to enable it to pay exempt-interest dividends as that term is defined therein and properly designate the amounts attributable to such dividends as provided in the Code and any Treasury Regulations promulgated thereunder; and

         (3)      Separately  identify  the portion of any such  exempt-interest
                  dividends   which  is  derived  from   Connecticut   Municipal
                  Obligations and Territorial Municipal Obligations.

         Pursuant to Chapter 224 of the General Statutes of Connecticut Revision of 1958, as amended, Connecticut imposes a tax on the dividends and, since July 1, 1983, on the interest income of resident individuals (the "Connecticut Dividends and Interest Tax") and a tax on the gains from the sale or exchange of capital assets of such individuals (the "Connecticut Capital Gains Tax"), each subject to certain limitations  and  exceptions.  The  Connecticut  Dividends  and  Interest Tax is
imposed on (A) amounts taxable as dividends for Federal income tax purposes without regard to the dividend exclusion, and (B) interest income (i) taxable for Federal income tax purposes, other than such income from obligations the interest on which a state is prohibited from taxing under Federal law or (ii) from obligations issued by or on behalf of any state, any political subdivision thereof, or any agency, instrumentality, authority or district of any state or any political subdivision thereof (collectively hereafter a "Political Subdivision"), other than such income from obligations issued by or on behalf of the State of Connecticut or a Connecticut Political Subdivision. Net gains on the sale or exchange of obligations of the State of Connecticut or any Connecticut Political Subdivision are not subject to the Connecticut Capital Gains Tax.

         Connecticut has generally followed Federal income tax standards in determining the character of items of income for Connecticut tax purposes. Prior to the enactment of Section 852(b)(5) of the Code, distributions by a regulated investment company were treated as dividends or capital gain for Connecticut tax purposes without regard to whether derived from interest which would have been excludable from the Connecticut tax base had it been received directly by the taxpayer. Woodruff v. Tax Commissioner 185 Conn. 186 (1981). No portion of a capital gain dividend paid by a regulated investment company, although characterized as a capital gain for purposes of the Connecticut Capital Gains Tax by virtue of its characterization as capital gain under Federal income tax law, is eligible for the exclusion from the Connecticut Capital Gains Tax applicable to gains on the sale or exchange of an obligation of the State of Connecticut or of a Connecticut Political Subdivision.

         With the inclusion of interest income in the tax base of the Connecticut Dividends and Interest Tax, Connecticut proposed regulations, which have now become final, providing that exempt-interest dividends of a regulated investment company are includable in interest income (rather than dividend income) for purposes of the tax, except to the extent derived from Connecticut Municipal Obligations, because Section 852(b)(5)(B) of the Code provides that exempt-interest dividends are treated as interest income excludable from gross income for Federal income tax purposes under Section 103(a) of the Code. Exempt-interest dividends are not treated as "dividends" for Federal income tax purposes and thus exempt-interest dividends are subject to the Connecticut Dividends and Interest Tax, if at all, only as "interest income."

         The Connecticut regulations, on their face, however, suggest that exempt-interest dividends derived from Territorial Municipal Obligations (such as in respect of certain obligations of Puerto Rico and the Virgin Islands) would be subject to the Connecticut Dividends and Interest Tax. They provide, in the first instance, that for purposes of this tax any exempt-interest dividends are included in interest income, and then go on to exclude only exempt-interest dividends derived from Connecticut Municipal Obligations. Since the Connecticut regulations acknowledge that the source of exempt-interest dividends as derived from Connecticut Municipal Obligations can be specified and will be recognized, it is not clear whether the failure specifically to exclude exempt-interest dividends derived from Territorial Municipal Obligations, interest on which would not be subject to the tax if received directly by a Connecticut resident individual, is intentional.

         The intention generally expressed in the statute is not to include in interest income amounts in respect of Territorial Municipal Obligations. Moreover, the category of interest income exempt from Federal income tax that is added back to the tax base of the Connecticut Dividends and Interest Tax encompasses only interest on obligations of a "state" or its Political Subdivisions and does not explicitly extend to interest on obligations of any territory or possession of the United States. Although it is not clear to us that, as a matter of United States Constitutional law, the Federal prohibition itself would flow through the Fund to its shareholders, exempt-interest dividends derived from Territorial Municipal Obligations should not be found to be included in the tax base of the Connecticut Dividends and Interest Tax under the Connecticut statute. Thus, we conclude that, if the failure of the Connecticut regulations to exclude exempt-interest dividends derived from Territorial Municipal Obligations is intentional, to that extent the Connecticut regulations should be found to be invalid as a matter of Connecticut law.

         Based on the foregoing, including without limitation the assumptions set forth above and in the Registration Statement, and an examination of such questions of law and fact as we have deemed appropriate, we advise you that, in our opinion the portion of exempt-interest dividends paid by the Fund that is correctly designated as derived from Connecticut Municipal Obligations is not subject to the Connecticut Dividends and Interest Tax and that, while in light of the explicit language of the Connecticut regulations the matter cannot be considered entirely free from doubt, the portion of exempt-interest dividends paid by the Fund that is correctly designated as derived from Territorial Municipal Obligations should not be subject to the Connecticut Dividends and Interest Tax.

         We do not express any opinion with respect to the character of any particular obligation which may be held by the Fund, nor do we express any opinion with respect to the qualification of the Fund under Subchapter M of the Code or its eligibility to pity exempt-interest dividends, or the taxability of the Fund under the laws of any state.

         We understand our opinion will be included in the Registration Statement to be filed with the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     Day, Berry & Howard

                               DAY, BERRY & HOWARD
                              Three Landmark Square
                            Stanford, CT. 06901-2599
                            Telephone: (203) 348-3840

                         CONSENT OF CONNECTICUT COUNSEL


To the Board of Directors
Connecticut Daily Tax Free Income Fund, Inc.


                  We hereby consent to the reference to our firm under the caption "Connecticut Income Taxes" in the Prospectus and in the Statement of Additional Information which is part of this Registration Statement, and under the heading "Counsel and Auditors" in the Statement of Additional Information.

                                                             Day, Berry & Howard

Stamford, Connecticut
May 13, 1985